Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

4140 Park Lake Ave | 2nd Floor Raleigh, NC 27612 nelsonmullins.com

October 4, 2019

H.C. Wainwright & Co., LLC

(the “Placement Agent”)

Ladies and Gentlemen:

We have acted as counsel to Arcimoto, Inc. (the “Company”), an Oregon corporation, in connection with the sale of 1,044,444 shares of the Company’s common stock at an offering price of $2.25 per share (the “Shares”) pursuant to the Securities Purchase Agreement dated October 3, 2019 between the Company and the Purchasers named therein (the “Purchase Agreement”). Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Purchase Agreement.

In connection with the offering and sale of the Shares, the Company has prepared and filed (a) the registration statement on Form S-3 (File No. 333-227683) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “1933 Act”) and effective as of October 17, 2018, (b) the prospectus dated October 2, 2018 contained in the Registration Statement (the “Base Prospectus”) and (c) the prospectus supplement dated October 4, 2019, filed by the Company with the Commission pursuant to Rule 424(b)(2) of the 1933 Act (the “Prospectus Supplement” and together with the Base Prospectus the “Prospectus”).

For the purpose of rendering this opinion, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus and the Prospectus Supplement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States and internal laws of the State of Oregon and the State of New York.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement, the Base Prospectus and the Prospectus Supplement.  By giving these consents, we do not thereby admit that we are within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough, LLP
Nelson Mullins Riley & Scarborough LLP

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